Exhibit 99.1

Bumble Inc. Announces Fourth Quarter and Full Year 2024 Results

Total Revenue in 2024 Increased 2% to $1,071.6 Million

Full Year Bumble App Revenue increased 3% to $866.3 Million

Fourth Quarter Bumble App Paying Users Increased 5% to 2.8 Million; Declined 57,000 Quarter Over Quarter

AUSTIN, Texas, February 18, 2025 -- Bumble Inc. (NASDAQ: BMBL) today reported financial results for the fourth quarter and full year ended December 31, 2024.

“Over the past year, we have established a strong foundation for Bumble, building a robust innovation pipeline and instilling a high-performance culture and capabilities to drive results,” said Lidiane Jones, CEO of Bumble Inc. “The company is executing on an exciting product roadmap for the year ahead, guided by our three strategic priorities: strengthening our ecosystem, delivering exceptional customer experiences, and enhancing our revenue strategy. With this solid foundation and visionary founder returning to the helm, we believe that Bumble is well positioned to boldly reimagine the future of online dating, while creating meaningful and kind connections in service of our mission.”

Fourth Quarter 2024 Financial and Operational Highlights:

(All comparisons relative to the Fourth Quarter 2023)

•
Total Revenue decreased 4.4% to $261.6 million, compared to $273.6 million. This includes an unfavorable impact of $2.7 million from foreign currency movements year over year.
o
Bumble App Revenue decreased 3.8% to $212.4 million, compared to $220.7 million. This includes an unfavorable impact of $1.7 million from foreign currency movements year over year.
o
Badoo App and Other Revenue decreased 6.8% to $49.3 million, compared to $52.9 million. This includes an unfavorable impact of $0.9 million from foreign currency movements year over year.
•
Total Paying Users increased 5.3% to 4.2 million, compared to 4.0 million.
•
Total Average Revenue per Paying User ("ARPPU") decreased to $20.58, compared to $22.64.
•
Operating earnings (1) was $37.0 million, or 14.1% of revenue, compared to operating loss of $6.9 million, or (2.5)% of revenue.
•
Adjusted EBITDA was $72.5 million, or 27.7% of revenue, compared to $73.7 million, or 26.9% of revenue.

Full Year 2024 Operational and Financial Highlights:

(All comparisons relative to the Full Year 2023)

•
Revenue increased 1.9% to $1,071.6 million, compared to $1,051.8 million. This includes an unfavorable impact of $7.3 million from foreign currency movements year over year.
o
Bumble App Revenue increased 2.5% to $866.3 million, compared to $844.8 million. This includes an unfavorable impact of $5.6 million from foreign currency movements year over year.
o
Badoo App and Other Revenue decreased 0.8% to $205.4 million, compared to $207.1 million. This includes an unfavorable impact of $1.8 million from foreign currency movements year over year.
•
Total Paying Users increased 11.5% to 4.1 million, compared to 3.7 million.
•
Total ARPPU decreased to $21.23, compared to $23.03.
•
Operating loss (1) was $700.5 million, or (65.4)% of revenue, which includes $892.2 million of non-cash impairment charges, compared to operating earnings of $53.4 million, or 5.1% of revenue.
•
Adjusted EBITDA was $304.1 million, or 28.4% of revenue, compared to $275.6 million, or 26.2% of revenue.

“We achieved our fourth quarter financial objectives, while outperforming our outlook for Bumble app, by advancing our strategic objectives with discipline and focus,” said Anu Subramanian, CFO of Bumble Inc. “Over the coming year, the company plans to build upon the strong foundation it has established, with a regular cadence of product innovation and by continuing to operate with discipline and rigor. These initiatives are designed to strengthen business performance while creating lasting value for Bumble’s shareholders.”

(1) In connection with the preparation of our financial statements and related notes and the completion of the audit for the year ended December 31, 2024, the Company is continuing to finalize the accounting with respect to foreign currency gains (losses) related to our intercompany transactions. While these items do not impact the Company’s revenue, Adjusted EBITDA, operating earnings (loss) or cash flows, the finalization of these items will impact the calculation of net earnings (loss). Although the Company is working diligently, it is currently unable at this time to provide a reasonable estimate of these items for the three months and full year ended December 31, 2024. Accordingly, we do not believe that a presentation or estimate of net earnings (loss) based on currently available information would be meaningful to users of our financial statements or material to an understanding of our financial results. For this reason, the Company believes that operating earnings (loss) is an appropriate measure to present herein as the GAAP earnings measure most directly comparable to Adjusted EBITDA, including in the reconciliation of Adjusted EBITDA. The Company will report net earnings (loss) as part of its full audited financial statements to be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Key Operating Metrics:

The following metrics were calculated excluding paying users and revenue generated from Official, advertising and partnerships or affiliates and, for periods prior to the fourth quarter of 2023, excluding paying users and revenue generated from Fruitz. Beginning in the fourth quarter of 2023, paying users and revenue generated from Fruitz are included in our key operating metrics. Prior period information and key operating metrics have not been recast to include paying users and revenue generated from Fruitz. As of December 31, 2024, Geneva has not generated any revenue, and therefore, is excluded from our key operating metrics. Please refer to the Definitions section for more information.

(in thousands, except ARPPU)	Quarter Ended December 31, 2024	Quarter Ended December 31, 2023	Year Ended December 31, 2024	Year Ended December 31, 2023
Bumble App Paying Users	2,812.6	2,687.9	2,807.3	2,517.4
Badoo App and Other Paying Users	1,366.2	1,281.2	1,342.0	1,203.3
Total Paying Users	4,178.8	3,969.1	4,149.3	3,720.7
Bumble App Average Revenue per Paying User	$25.17	$27.37	$25.72	$27.97
Badoo App and Other Average Revenue per Paying User	$11.13	$12.69	$11.85	$12.70
Total Average Revenue per Paying User	$20.58	$22.64	$21.23	$23.03

Balance Sheet:

As of December 31, 2024, total cash and cash equivalents were $204.3 million and total debt was $617.1 million.

Share Repurchase Program:

During the fourth quarter of 2024, the Company repurchased $40.3 million of shares of Class A common stock under our previously announced $450.0 million share repurchase program. In January 2025, the Company repurchased $14.1 million of shares of Class A common stock under the share repurchase program. As of January 31, 2025, a total of $64.7 million remained available under the share repurchase program.

Information about Bumble's use of non-GAAP financial measures is provided below under “Non-GAAP Financial Measures.”

Financial Outlook:

A reconciliation of Adjusted EBITDA to GAAP net earnings (loss) and Adjusted EBITDA margin growth to GAAP net earnings (loss) margin growth which is growth in GAAP net earnings (loss) as a percentage of revenue has not been provided for the outlook included herein as the quantification of certain items included in the calculation of GAAP net earnings (loss) cannot be calculated or predicted at this time without unreasonable efforts. For example, the non-GAAP adjustment for stock-based compensation expense requires additional inputs such as number of shares granted and market price that are not currently ascertainable, and the non-GAAP adjustment for certain legal, tax and regulatory reserves and expenses depends on the timing and magnitude of these expenses and cannot be accurately forecasted. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on its future GAAP financial results.

The Company anticipates the following for the first quarter of 2025:

•
Total Revenue between $242 million and $248 million, which includes:
o
Bumble App Revenue between $198 million and $202 million.
•
Adjusted EBITDA between $60 million and $63 million.

As part of our strategic priorities, the Company has decided to discontinue the Fruitz and Official apps, which is expected to be completed in the first half of 2025.

Actual results may differ materially from Bumble’s financial outlook as a result of, among other things, the factors described under “Forward-Looking Statements” below.

Conference Call and Webcast Information

Bumble will host a live webcast of its conference call to discuss its fourth quarter and full year 2024 financial results at 4:30 p.m. Eastern Time today, February 18, 2025. A webcast of the call and other information related to the call will be accessible on the Investors section of the Company’s website at https://ir.bumble.com. A webcast replay will be available approximately two hours after the conclusion of the live event.

Definitions

As used in this press release, unless otherwise noted or the context requires otherwise, the following terms have the following meanings. Our key metrics (Bumble App Paying Users, Badoo App and Other Paying Users, Total Paying Users, Bumble App Average Revenue per Paying User, Badoo App and Other Average Revenue per Paying User, and Total Average Revenue per Paying User) were calculated excluding paying users and revenue generated from Official, advertising and partnerships or affiliates and, for periods prior to the fourth quarter of 2023, excluding paying users and revenue generated from Fruitz. Beginning in the fourth quarter of 2023, paying users and revenue generated from Fruitz are included in our key operating metrics. As of December 31, 2024, Geneva has not generated any revenue, and therefore, is excluded from our key operating metrics.

Total Revenue is the sum of Bumble App Revenue and Badoo App and Other Revenue.

Total Paying Users is the sum of Bumble App Paying Users and Badoo App and Other Paying Users.

Total Average Revenue per Paying User or Total ARPPU is a metric calculated based on Total Revenue in any measurement period divided by the Total Paying Users in such period divided by the number of months in the period.

Bumble App Revenue is revenue derived from purchases or renewals of a Bumble app or Bumble For Friends app subscription plan and/or in-app purchases on Bumble app or Bumble For Friends app in the relevant period.

Bumble App Paying User is a user that has purchased or renewed a Bumble app or Bumble For Friends app subscription plan and/or made an in-app purchase on Bumble app or Bumble For Friends app in a given month. We calculate Bumble App Paying Users as a monthly average, by counting the number of Bumble App Paying Users in each month and then dividing by the number of months in the relevant measurement period.

Bumble App Average Revenue per Paying User or Bumble App ARPPU is a metric calculated based on Bumble App Revenue in any measurement period, divided by Bumble App Paying Users in such period divided by the number of months in the period.

Badoo App and Other Revenue is revenue derived from purchases or renewals of a Badoo app subscription plan and/or in-app purchases on Badoo app in the relevant period, purchases on one of our other apps that we owned and operated in the relevant period, purchases on other third-party apps that used our technology in the relevant period and advertising, partnerships or affiliates revenue in the relevant period.

Badoo App and Other Paying User is a user that has purchased or renewed a subscription plan and/or made an in-app purchase on Badoo app in a given month or made a purchase on one of our other apps that we owned and operated in a given month, or made a purchase on other third-party apps that used our technology in the relevant period. We calculate Badoo App and Other Paying Users as a monthly average, by counting the number of Badoo App and Other Paying Users in each month and then dividing by the number of months in the relevant measurement period.

Badoo App and Other Average Revenue per Paying User or Badoo App and Other ARPPU is a metric calculated based on Badoo App and Other Revenue in any measurement period divided by Badoo App and Other Paying Users in such period divided by the number of months in the period.

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP, however, management believes that certain non-GAAP financial measures provide users of our financial information with useful supplemental information that enables a better comparison of our performance across periods. We believe Adjusted EBITDA provides visibility to the underlying continuing operating performance by excluding the impact of certain expenses, including income tax (benefit) provision, interest and derivative (gains) losses, net, depreciation and amortization expense, stock-based compensation expenses, employer costs related to stock-based compensation, foreign exchange (gain) loss, changes in fair value of contingent earn-out liability and investments in equity securities, transaction and other costs, litigation costs net of insurance reimbursements that arise outside of the ordinary course of business, tax receivable agreement liability remeasurement (benefit) expense, impairment loss and costs associated with our restructuring plan, as management does not believe these expenses are representative of our core earnings.

We also provide Adjusted EBITDA margin, which is calculated as Adjusted EBITDA divided by revenue. In addition to Adjusted EBITDA and Adjusted EBITDA margin, we believe free cash flow and free cash flow conversion provide useful information regarding how cash provided by (used in) operating activities compares to the capital expenditures required to maintain and grow our business, and our available liquidity, after funding such capital expenditures, to service our debt, fund strategic initiatives, effectuate discretionary share repurchases and strengthen our balance sheet, as well as our ability to convert our earnings to cash. Additionally, we believe such metrics are widely used by investors, securities analysts, ratings agencies and other parties in evaluating liquidity and debt-service capabilities. We calculate free cash flow and free cash flow conversion using methodologies that we believe can provide useful supplemental information to help investors better understand underlying trends in our business.

Our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies, have limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of our operating results as reported under GAAP. Additionally, we do not consider our non-GAAP financial measures as superior to, or a substitute for, the equivalent measures calculated and presented in accordance with GAAP.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is defined as operating earnings (loss) excluding depreciation and amortization expense, stock-based compensation expense, employer costs related to stock-based compensation, changes in fair value of contingent earn-out liability, transaction and other costs, litigation costs net of insurance reimbursements that arise outside of the ordinary course of business, impairment loss, restructuring costs, and other expenses, net.

Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenue.

Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures.

Free cash flow conversion represents free cash flow as a percentage of Adjusted EBITDA.

Operating cash flow conversion represents net cash provided by (used in) operating activities as a percentage of net earnings (loss).

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements reflecting the current views of management of Bumble Inc. with respect to, among other things, our operations, our financial performance, our industry and our business and other non-historical statements, including without limitation statements related to our strategic plans and initiatives (including our marketing approach, product releases and revenue strategy) and the statements in the “Financial Outlook” section of this press release. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believe(s),” “expect(s),” “potential,” “continue(s),” “may,” “will,” “should,” “could,” “would,” “seek(s),” “predict(s),” “intend(s),” “trends,” “plan(s),” “estimate(s),” “anticipate(s),” “projection,” “will likely result” and or the negative version of these words or other comparable words of a future or forward-looking nature. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors include, but are not limited to, the following:

•
our ability to retain existing users or attract new users and to convert users to paying users (including as a result of shifts in strategy)
•
competition and changes in the competitive landscape of our market
•
our ability to distribute our dating products through third parties, such as Apple App Store or Google Play Store, and offset related fees
•
our ability to attract, hire and retain a highly qualified and diverse workforce, or maintain our corporate culture, including as such factors may be impacted by our global workforce reduction and efforts to restructure our operations in 2024
•
our ability to maintain the value and reputation of our brands
•
risks relating to changes to our existing brands and products, or the introduction or acquisition of new brands or products
•
risks relating to certain of our international operations, including geopolitical conditions and successful expansion into new markets
•
the impact of data security breaches or cyber attacks on our systems and the costs of remediation related to any such incidents
•
challenges with properly managing the use of artificial intelligence
•
our ability to obtain, maintain, protect and enforce intellectual property rights and successfully defend against claims of infringement, misappropriation or other violations of third-party intellectual property
•
our ability to comply with complex and evolving U.S. and international laws and regulations relating to our business, including data privacy laws
•
our substantial indebtedness
•
affiliates of Blackstone Inc.’s (“Blackstone”) and our Founder’s control of us
•
the outsized voting rights of Blackstone and our Founder
•
the risk that we may experience impairments to our goodwill and intangible assets as a result of a number of factors, some of which are beyond our control
•
changes in business or macroeconomic conditions, including the impact of lower consumer confidence in our business or in the online dating industry generally, recessionary conditions, increased unemployment rates, stagnant or declining wages, changes in inflation or interest rates, geopolitical events, political unrest, armed conflicts, including conflicts in Eastern Europe and the Middle East, widespread health emergencies or pandemics and measures taken in response, extreme weather events or natural disasters
•
foreign currency exchange rate fluctuations

For additional information on these and other factors that could cause Bumble’s actual results to differ materially from expected results, please see our Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2024, as such factors may be updated from time to time in our subsequent periodic filings, which are accessible on the SEC’s website at www.sec.gov. The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Bumble

Bumble Inc. is the parent company of a family of apps, including Bumble, Badoo, Bumble For Friends and Geneva. The Bumble platform enables people to build healthy and equitable relationships, through Kind Connections. Founded by Whitney Wolfe Herd in 2014, Bumble was one of the first dating apps built with women at the center and connects people across dating (Date mode), friendship (BFF mode) and professional networking (Bizz mode). Badoo, which was founded in 2006, was one of the pioneers of web and mobile free-to-use dating products. Bumble For Friends app is a friendship app where people in all stages of life can meet people nearby and create meaningful platonic connections. Geneva app is a group and community app for people to connect based on shared interests.

Source: Bumble Inc.

Investor Contact

ir@team.bumble.com

Media Contact

press@team.bumble.com

Bumble Inc.

Reconciliation of GAAP to NON-GAAP Financial Measures

Reconciliation of Operating Earnings (Loss) to Adjusted EBITDA

(in thousands, except percentages)	Quarter Ended December 31, 2024	Quarter Ended December 31, 2023	Year Ended December 31, 2024	Year Ended December 31, 2023
Operating earnings (loss)	$36,969	$(6,862)	$(700,474)	$53,373
Add back:
Depreciation and amortization expense	18,074	17,203	70,616	68,028
Stock-based compensation expense	13,972	20,678	26,245	104,338
Employer costs related to stock-based compensation(1)	248	510	2,638	4,535
Litigation costs, net of insurance reimbursements(2)	1,035	47,044	10,730	71,918
Restructuring costs(3)	—	—	20,355	—
Transaction and other costs(4)	375	315	1,672	2,309
Changes in fair value of contingent earn-out liability	1,824	(5,328)	(20,208)	(29,569)
Other expenses, net	8	148	280	638
Impairment loss(5)	—	—	892,248	—
Adjusted EBITDA	$72,505	$73,708	$304,102	$275,570
Operating earnings (loss) margin	14.1%	(2.5)%	(65.4)%	5.1%
Adjusted EBITDA margin	27.7%	26.9%	28.4%	26.2%

(1)
Represents employer portion of Social Security and Medicare payroll taxes domestically, National Insurance contributions in the United Kingdom and comparable costs internationally related to the settlement of equity awards.
(2)
Represents certain litigation costs, net of insurance proceeds associated with pending litigations or settlements of litigation that arise outside of the ordinary course of business.
(3)
Represents costs associated with our restructuring plan announced in February 2024, such as severance, benefits and other related costs.
(4)
Represents transaction costs related to acquisitions and secondary offerings such as legal, accounting, advisory fees and other related costs.
(5)
Represents impairment charges to indefinite-lived intangible assets, the Fruitz asset group and goodwill in 2024.

Supplementary Information

Stock-Based Compensation Expense

(in thousands)	Quarter Ended December 31, 2024	Quarter Ended December 31, 2023	Year Ended December 31, 2024	Year Ended December 31, 2023
Cost of revenue	$326	$1,253	$690	$4,054
Selling and marketing expense	1,032	2,611	(1,296)	9,803
General and administrative expense	8,506	7,980	22,673	52,008
Product development expense	4,108	8,834	4,178	38,473
Total stock-based compensation expense	$13,972	$20,678	$26,245	$104,338

Reconciliation of GAAP costs and expenses to non-GAAP costs and expenses by function

(In thousands)	Quarter Ended December 31, 2024	Quarter Ended December 31, 2023	Year Ended December 31, 2024	Year Ended December 31, 2023
Cost of revenue GAAP	$77,953	$80,469	$318,835	$307,835
Stock-based compensation expense	(326)	(1,253)	(690)	(4,054)
Employer costs related to stock-based compensation	(15)	(24)	(128)	(221)
Restructuring costs	—	—	(971)	—
Transaction and other costs	—	—	(423)	—
Cost of revenue non-GAAP	$77,612	$79,192	$316,623	$303,560

(In thousands)	Quarter Ended December 31, 2024	Quarter Ended December 31, 2023	Year Ended December 31, 2024	Year Ended December 31, 2023
Selling and marketing expense GAAP	$66,444	$72,613	$261,172	$270,380
Stock-based compensation expense	(1,032)	(2,611)	1,296	(9,803)
Employer costs related to stock-based compensation	(24)	(33)	(253)	(343)
Restructuring costs	—	—	(3,244)	—
Selling and marketing expense non-GAAP	$65,388	$69,969	$258,971	$260,234

(In thousands)	Quarter Ended December 31, 2024	Quarter Ended December 31, 2023	Year Ended December 31, 2024	Year Ended December 31, 2023
General and administrative expense GAAP	$38,085	$79,943	$128,521	$221,649
Changes in fair value of contingent earn-out liability	(1,824)	5,328	20,208	29,569
Litigation costs, net of insurance proceeds	(1,035)	(47,044)	(10,730)	(71,918)
Stock-based compensation expense	(8,506)	(7,980)	(22,673)	(52,008)
Employer costs related to stock-based compensation	(65)	(168)	(884)	(1,406)
Restructuring costs	—	—	(6,094)	—
Transaction and other costs	(71)	(315)	(597)	(2,309)
General and administrative expense non-GAAP	$26,584	$29,764	$107,751	$123,577

(In thousands)	Quarter Ended December 31, 2024	Quarter Ended December 31, 2023	Year Ended December 31, 2024	Year Ended December 31, 2023
Product development expense GAAP	$24,123	$30,271	$100,725	$130,565
Stock-based compensation expense	(4,108)	(8,834)	(4,178)	(38,473)
Employer costs related to stock-based compensation	(144)	(285)	(1,373)	(2,565)
Restructuring costs	—	—	(10,046)	—
Transaction and other costs	(304)	—	(652)	—
Product development expense non-GAAP	$19,567	$21,152	$84,476	$89,527

(In thousands)	Quarter Ended December 31, 2024	Quarter Ended December 31, 2023	Year Ended December 31, 2024	Year Ended December 31, 2023
Total operating costs and expenses GAAP	$224,679	$280,499	$1,772,117	$998,457
Impairment loss	—	—	(892,248)	—
Depreciation and amortization expense	(18,074)	(17,203)	(70,616)	(68,028)
Changes in fair value of contingent earn-out liability	(1,824)	5,328	20,208	29,569
Litigation costs, net of insurance proceeds	(1,035)	(47,044)	(10,730)	(71,918)
Stock-based compensation expense	(13,972)	(20,678)	(26,245)	(104,338)
Employer costs related to stock-based compensation	(248)	(510)	(2,638)	(4,535)
Restructuring costs	—	—	(20,355)	—
Transaction and other costs	(375)	(315)	(1,672)	(2,309)
Total operating costs and expenses non-GAAP	$189,151	$200,077	$767,821	$776,898